Exhibit 4.2

Consolidated financial statements of

NERVGEN PHARMA CORP.

(Expressed in Canadian Dollars)

For the years ended December 31, 2024 and 2023

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of NervGen Pharma Corp.

Opinion

We have audited the consolidated financial statements of NervGen Pharma Corp. (the Entity), which comprise:

•	the consolidated statements of financial position as at December 31, 2024 and December 31, 2023

•	the consolidated statements of loss and comprehensive loss for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	the consolidated statements of changes in shareholders’ equity (deficit) for the years then ended

•	and notes to the consolidated financial statements, including a summary of material accounting policy information

(hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2024 and December 31, 2023, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our auditor’s report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter – Significant Judgements related to Going Concern

We draw attention to Note 2(b) and 4 to the financial statements which describes the significant accounting judgements that Management of the Entity made related to the Entity’s ability to continue as a going concern.

Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2024. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

We have determined the matter described below to be the key audit matter to be communicated in our auditor’s report.

Assessment of going concern

We draw attention to Notes 2(b) and 4 to the financial statements. The Entity prepares its financial statements on a going concern basis. Management has forecast that the Entity’s ability to operate for the ensuing 12 months from the issuance of these financial statements is dependent on raising additional financing or successfully implementing measures to reduce operating costs, delay planned expenditures in its research and development programs and slow the progress in the Entity’s planned clinical programs.

Why the matter is a key audit matter

We identified the assessment of going concern as a key audit matter as significant auditor judgment was required to evaluate the Entity’s going concern assessment. Specifically, forecasted operating costs and the appropriateness of the Entity’s plans to reduce forecasted operating costs in the event that additional financing is not raised.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

•	We assessed the appropriateness of the Entity’s forecasted operating costs by comparing to actual historical costs and other supporting documentation for adjustments in inputs and assumptions in the current operating environment.

•	We evaluated the appropriateness of the Entity’s planned reductions in forecasted operating costs in the event that additional financing is not raised by obtaining an understanding of management’s plans and the nature of the forecasted operating cost reductions. We assessed whether the planned forecasted operating cost reductions are under management’s control by evaluating the nature of the forecasted operating costs and comparing to historical costs and inspecting other supporting documentation for adjustments in inputs and assumptions in the current operating environment.

•	We compared the Entity’s historical forecasts to actual results to assess the Entity’s ability to accurately forecast.

Other Information

Management is responsible for the other information. Other information comprises the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor’s report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

•	Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

/s/ KPMG LLP

Chartered Professional Accountants

The engagement partner on the audit resulting in this auditor’s report is Steven Douglas.

Vancouver, Canada

April 3, 2025

NERVGEN PHARMA CORP.
Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

as at	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	17,267,489	11,659,544
Receivables (Note 8)	415,301	250,209
Deferred Share Issuance Costs (Note 6)	410,257	-
Prepaids, deposits, and other current assets (Note 9)	822,615	605,733
Current portion of net investment in lease (Note 10)	97,234	-
	19,012,896	12,515,486
Non-current assets
Net investment in lease (Note 10)	8,369	-
Property and equipment (Note 10)	-	199,782
Intangible assets (Note 11)	464,958	520,753
	473,327	720,535
	19,486,223	13,236,021

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 12, 13)	4,941,326	3,321,208
Warrant derivative (Note 14)	11,862,687	11,726,728
Current portion of lease liability (Note 10)	97,234	91,586
	16,901,247	15,139,522
Non-current liabilities
Lease liability (Note 10)	8,369	105,604
	8,369	105,604
	16,909,616	15,245,126

Shareholders’ Equity (Deficit)
Common Shares (Note 15)	81,099,672	58,931,527
Reserves (Note 16)	23,635,855	17,212,393
Deficit	(102,158,920)	(78,153,025)
	2,576,607	(2,009,105)
	19,486,223	13,236,021

Nature of business (Note 1)
Commitments (Note 17)
Subsequent events (Note 20)
The accompanying notes are an integral part of these consolidated financial statements
Approved by the Board

/s/ Glenn A. Ives	Director	/s/ Neil A. Klompas	Director

2

NERVGEN PHARMA CORP.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian dollars)

	For the Year Ended	For the Year Ended
	December 31, 2024	December 31, 2023
	$	$
Operating expenses
Research and development (Note 18)	15,725,670	8,046,313
General and administrative (Note 18)	9,206,325	9,730,397
Total operating expenses	24,931,995	17,776,710

Interest income	(812,617)	(550,074)
Unrealized loss on warrant derivative (Note 14)	135,958	4,994,444
Foreign exchange loss (gain)	(249,441)	161,040
Net loss and comprehensive loss	(24,005,895)	(22,382,120)

Basic and diluted net loss per share	(0.36)	(0.38)

Weighted average Common Shares outstanding (Note 15)	67,321,698	59,290,047

The accompanying notes are an integral part of these consolidated financial statements

3

NERVGEN PHARMA CORP.
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

	Year Ended	Year Ended
	December 31, 2024	December 31, 2023
	$	$
Operating Activities
Net loss for the period	(24,005,895)	(22,382,120)
Items not involving cash:
Amortization of intangible asset (Note 11)	55,795	46,430
Depreciation expense (Note 10)	28,003	98,572
Interest expense on lease liability (Note 10)	9,340	14,661
Interest income on net investment in lease (Note 10)	(6,369)	—
Stock-based compensation	5,795,570	6,044,724
Unrealized foreign exchange	294,337	128,043
Change in fair value of warrant derivative (Note 14)	135,959	4,994,444
Loss on derecognition of equipment (Note 10)	6,851	—
Net investment in sub-sublease	6,819	—
Changes in non-cash working capital:
Receivables	(165,092)	(223,182)
Prepaid expenses	(223,735)	57,322
Accounts payable and accrued liabilities	1,227,383	(74,488)
	(16,841,034)	(11,295,594)
Investing Activities
Disposition of equipment (Note 10)	—	2,549
Acquisition of equipment	—	(5,623)
Acquisition payments on intangible asset (Note 11)	—	(135,780)
Payments received from net investment in lease	58,874	—
	58,874	(138,854)
Financing Activities
Repayment of lease liability (Note 10)	(100,926)	(100,926)
Option and warrant exercises (Note 16)	1,414,591	867,211
Gross proceeds from issuance of Common Shares (Note 15)	23,011,788	—
Share issue costs – cash (Note 15)	(1,630,342)	—
	22,695,111	766,285
Effect of foreign exchange on cash and cash equivalents	(305,006)	(123,892)
Net increase (decrease) in cash and cash equivalents	5,607,945	(10,792,055)
Cash and cash equivalents, beginning of period	11,659,544	22,451,599
Cash and cash equivalents, end of period	17,267,489	11,659,544

Cash paid for interest and taxes	$—	$—
Non-cash transactions:
Finder’s/Broker’s warrants	187,139	—
Fair value of options allocated to share capital	1,009,835	591,532
Fair value of warrants allocated to share capital	18,250	61,079

The accompanying notes are an integral part of these consolidated financial statements

4

NERVGEN PHARMA CORP.
Consolidated Statements of Changes in Shareholders' Equity (Deficit)
(Expressed in Canadian dollars)

	Common Shares
	Number	Amount	Reserves	Deficit	Total
		$	$	$	$
Balance December 31, 2022	58,779,076	57,411,705	11,820,280	(55,770,905)	13,461,080
Warrant exercises (Note 15,16)	72,428	173,343	(61,079)	-	112,264
Option exercises (Note 15,16)	754,895	1,346,479	(591,532)	-	754,947
Stock-based compensation	-	-	6,044,724	-	6,044,724
Loss and comprehensive loss	-	-	-	(22,382,120)	(22,382,120)
Balance December 31, 2023	59,606,399	58,931,527	17,212,393	(78,153,025)	(2,009,105)
Common Share financings, net (Note 14)	9,792,250	19,912,608	1,468,838	-	21,381,446
Broker warrants (Note 14)	-	(187,139)	187,139	-	-
Warrant exercises (Note 15)	47,500	157,500	(18,250)	-	139,250
Option exercises (Note 15)	887,000	2,285,176	(1,009,835)	-	1,275,341
Stock-based compensation	-	-	5,795,570	-	5,795,570
Loss and comprehensive loss	-	-	-	(24,005,895)	(24,005,895)
Balance December 31, 2024	70,333,149	81,099,672	23,635,855	(102,158,920)	2,576,607

The accompanying notes are an integral part of these consolidated financial statements

5

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

1.	Nature of business

NervGen Pharma Corp. (the “Company” or “NervGen”) is a publicly traded biotechnology company incorporated on January 19, 2017, under the Business Corporations Act (British Columbia). The corporate office of the Company is located at 112-970 Burrard Street, Unit 1290, Vancouver, BC, V6Z 2R4, Canada, and the registered office is located at 1133 Melville Street, Suite 3500, The Stack, Vancouver, BC, V6E 4E5, Canada.

Common Shares in the capital of NervGen’s (the “Common Shares”) trade on the TSX-V under the symbol “NGEN” and on the U.S. OTCQB® under the trading symbol “NGENF”.

The Company has two wholly owned subsidiaries: NervGen US Inc. incorporated in the State of Delaware on June 11, 2018, and NervGen Australia Pty Ltd. registered in Queensland on December 8, 2020.

The Company's principal business activity is the discovery, development and commercialization of pharmaceutical treatments to promote nervous system repair in settings of neurotrauma and neurologic disease. NervGen’s initial target indication is spinal cord injury (“SCI”).

2.	Basis of presentation

a)	Basis of measurement and statement of compliance

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and the Interpretations of the International Financial Reporting and Interpretations Committee (“IFRIC”).

The consolidated financial statements have been prepared on a historical cost basis except for certain financial assets measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

The consolidated financial statements were approved by the Company’s board of directors (the “Board of Directors”) and authorized for issue on April 3, 2025.

b)	Going Concern

These consolidated financial statements have been prepared in accordance with IFRS accounting principles applicable to a going concern using the historical cost basis.

The Company is in pre-revenue stage and no revenues are expected in the foreseeable future. The Company’s future operations are dependent on the success of the Company’s ongoing development, as well as its ability to secure additional financing as needed. Management has forecasted that the Company’s ability to operate for the ensuing 12 months from the issuance of these financial statements is dependent on raising additional financing or successfully implementing measures to reduce operating costs, delay planned expenditures in its research and development programs and slow the progress in the Company’s planned clinical programs. The Company will need to raise additional capital to fund its long-term operations and research and development plans including human clinical trials for its various drug candidates until it generates revenue that reaches a level sufficient to provide self-sustaining cash flows. While the Company has been successful in the past in obtaining financing, there can be no assurance that the Company will be able to obtain adequate financing, or that such financing will be on terms acceptable to the Company, to meet future operational needs which may result in the delay, reduction, or discontinuation of ongoing development programs.

These consolidated financial statements do not reflect the adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and settle its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements. Such amounts could be material.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	6

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

2.	Basis of presentation cont’d

c)	Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries NervGen US Inc. and NervGen Australia Pty Ltd. The subsidiaries are fully consolidated from the date at which control is determined to have occurred and are deconsolidated from the date that the Company no longer controls the entity. Intercompany transactions, balances, and gains and losses on transactions between subsidiaries are eliminated.

d)	Functional and presentation currency

The functional currency of an entity is the currency of the primary economic environment in which the entity operates. The functional currency of NervGen and its subsidiaries is the Canadian dollar. Transactions in foreign currencies are translated to the functional currency at the rate on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange as at the reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value was determined.

3.	Material accounting policies

a)	Cash and cash equivalents

Cash and cash equivalents consist of cash and guaranteed investment certificates held in banks. Interest from cash and cash equivalents are recorded on an accrual basis.

b)	Research and development costs

Expenditures on research and development activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss as incurred.

Research and development expenses include all direct and indirect operating expenses supporting the products in development and clinical trials. The Company outsources a significant portion of its research and development activities to third-party contract service providers. Third-party costs include those related to preclinical research, clinical trial activities and product manufacturing. Clinical trial activities expenses include investigator fees, clinical site costs, contract research organization fees and other related costs. The amount of expense recognized in a period for third-party contract service providers is based on the work performed using the accrual basis of accounting. The Company’s third-party contract service organizations provide information of services performed to allow the Company to determine the appropriate accrual at period end.

c)	Intangible assets

The Company has acquired certain intellectual property licenses. The Company expenses patent costs, including license fees, annual minimum royalties, and other maintenance costs, until such time as the Company has certainty over the future recoverability of the intellectual property at which time it capitalizes the costs incurred. The Company will capitalize costs directly related to the acquisition of licensed patents.

The Company does not hold any intangible asset with an indefinite life.

Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization method and amortization period of an intangible asset with a finite life is reviewed at least annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in research and development expenses.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	7

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3.	Material accounting policies cont’d

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets from the date they are available for use.

d)	Government assistance

Government assistance, including grants and investment tax credits are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Company has met the requirements of the approved grant program and there is reasonable assurance that the grant will be received. Government assistance, grant funding and investment tax credits related to current expenditures are included in the determination of profit or loss as the expenditures are incurred when there is reasonable assurance they will be realized.

e)	Income taxes

Current tax and deferred tax are recognized in the Company’s profit or loss, except to the extent that it relates to a business combination or items recognized directly in equity.

Current income taxes are recognized for the estimated taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the period end date.

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability differs from its tax base, except for taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax assets can be utilized. At the end of each reporting period, the Company reassesses unrecognized deferred tax assets. The Company recognizes a previously unrecognized deferred tax asset to the extent that it has been deemed probable that future taxable profit will allow the deferred tax asset to be recovered.

f)	Basic and diluted loss per Common Share

Basic loss per share is computed by dividing the loss available to Common Shareholders by the weighted average number of Common Shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the “treasury stock method”.

g)	Property and equipment

Property and equipment are recorded at cost net of accumulated depreciation. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in profit or loss.

Depreciation is recognized using the straight-line method based on an expected life of the assets.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	8

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3.	Material accounting policies cont’d

Computer equipment	2 years
Network equipment and setup	4 years
Fixtures and fittings	7 years
Right-of-use asset	over the term of the lease

Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for indications of impairment each reporting period. If an indication of impairment exists, the asset’s recoverable amount is estimated.

An impairment loss is recognized when the carrying value of an asset, or its cash-generating unit, exceeds its recoverable amount. A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other assets or groups of assets. For the purpose of impairment testing, the Company determined it has one cash-generating unit. The recoverable amount is the greater of the cash generating unit’s fair value less cost to sell and value in use.

h)	Stock-based compensation and retention securities

The Company has a stock-based compensation plan (the "Plan") available to officers, directors, employees and consultants with grants under the Plan approved by the Company's Board of Directors. The number of options available to be granted under the Plan is fixed at an amount approved by shareholders at the Company’s annual general meeting up to a maximum of 20% of the Company’s outstanding Common Shares. Under the Plan, the exercise price of each option is determined by the Board of Directors. Vesting is provided for at the discretion of the Board of Directors and the expiration of options is to be no greater than 10 years from the date of grant.

Retention securities granted outside of the Plan, as an inducement grant, pursuant to Section 6.4 of TSX Venture Exchange Policy 4.4 – Security Based Compensation (“Policy 4.4”) are also subject to board approval and determination of exercise price and vesting.

The Company uses the fair value-based method of accounting for officers, directors and employee awards granted under the Plan and for the retention securities. The Company calculates the fair value of each grant using the Black-Scholes option pricing model at the grant date. The stock-based compensation cost of the option or retention security is recognized as stock-based compensation expense over the relevant vesting period of the stock option or retention security using an estimate of the number of options or retention securities that will eventually vest.

Stock options awarded to non-employees are accounted for at the fair value of the goods received or expected to be received or the services rendered or expected to be rendered. The fair value is measured at the date the Company obtains the goods or the date the counterparty renders the service. If the fair value of the goods or services cannot be reliably measured, the fair value of the options granted will be used.

i)	Financial instruments

Financial assets

The Company’s financial assets are comprised of cash and accounts receivable. All financial assets are initially recorded at fair value plus directly attributable transaction costs except for those classified as fair value through profit or loss where transaction costs are expensed. Financial assets are designated upon inception into one of three categories: fair value through profit or loss (“FVTPL”); fair value through other comprehensive income (“FVOCI”); or amortized cost.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	9

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3.	Material accounting policies cont’d

Subsequent to initial recognition, the financial assets are measured in accordance with the following:

•	FVTPL: Financial instruments or assets that do not meet the criteria for amortized cost or FVOCI are measured at FVTPL. A gain or loss on a financial instrument that is subsequently measured at FVTPL and is not part of a hedging relationship is recognized in profit or loss and presented net in profit or loss in the period in which it arises. The Company has classified its cash and cash equivalents as fair value through profit or loss.

•	Amortized cost: Financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Finance income from these financial instruments is recorded in net income (loss) using the effective interest rate method. Deposits and accounts receivable are classified as amortized cost.

•	Fair value through other comprehensive income (“FVOCI”): Financial instruments that are held for collection of contractual cash flows and for selling the financial instruments, where the financial instruments’ cash flows represent solely payments of principal and interest, are measured at FVOCI.

Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses, which are recognized in net loss. When the financial instrument is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to net income (loss) except for equity investments classified as FVOCI. The Company currently has no assets that are measured under FVOCI.

Impairment of financial assets

An expected credit loss (“ECL”) model applies to financial assets measured at amortized cost and contract assets, but not to investments in equity instruments. The ECL model requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period. In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized. The Company’s financial assets measured at amortized cost are subject to the ECL model.

Financial liabilities

Financial liabilities are initially measured at fair value and are subsequently measured at amortized cost or FVTPL. Our financial liabilities include accounts payable and accrued liabilities and warrant derivative. The classification and measurement of accounts payable and accrued liabilities are at amortized cost. The classification and measurement of warrant derivative is at FVTPL.

j)	Warrants issued in equity financing transactions

The Company engages in equity financing transactions to obtain the funds necessary to continue operations and to explore and evaluate additional product development opportunities. These equity financing transactions may involve issuance of Common Shares together with warrants. Depending on the terms and conditions of each of the equity financing transactions, the warrants are exercisable into additional Common Shares at a price prior to expiry as stipulated in the transaction. Warrants issued in the Company’s functional currency, are assigned a value based on the residual value, if any, and included in reserves.

Warrants that are issued as payment for agency or finders' fees or other transaction costs are accounted for as share-based payments.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	10

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3.	Material accounting policies cont’d

Warrants issued in foreign currencies are classified as derivative liabilities. Upon exercise, in exchange for a fixed amount of Common Shares, the expected cash receivable is variable due to changes in foreign exchange rates. The Company measures derivative financial liabilities at fair value through profit or loss at initial recognition and in subsequent reporting periods. Fair value gains or losses are recognized in unrealized loss (gain) on warrant derivative on the consolidated statements of loss and comprehensive loss. The fair value of foreign currency share purchase warrants is determined using the quoted market price of the Common Shares on the valuation date, which is a Level 1 input. Transaction costs, which are directly attributable to the offering, are allocated between equity that is classified as equity financing transaction costs and liabilities that are expensed in the period incurred.

k)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are assessed by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount on provisions is recognized in finance costs. A provision for onerous contracts is recognized when the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract.

l)	New accounting standards and interpretations

The International Accounting Standards Board (IASB) issued IFRS 18, "Presentation and Disclosure in Financial Statements," in April 2024. This standard aims to enhance the clarity and consistency of financial statements by requiring entities to present and disclose information in a specific manner. IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027. As of the date of this report, the Company has not adopted IFRS 18. The Company is currently evaluating the potential impact of this standard on its financial statements and disclosures.

4.	Use of judgements and estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are accounted for prospectively.

The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the carrying amounts of assets and liabilities are discussed below:

Intangible assets

The Company estimates the useful lives of intangible assets from the date they are available for use in the manner intended by management and periodically reviews the useful lives to reflect management’s intent about developing and commercializing the assets.

Government assistance

Management considers the reasonableness of whether the Company has met the requirements of the approved government assistance and whether there is reasonable assurance that the amount will be received. Government assistance can be subject to audits so the amounts received may differ from the amounts recorded.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	11

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

4.	Use of judgements and estimates cont’d

Warrant derivative

The Company estimates fair value of the warrant derivative at initial measurement, at each exercise date and at each reporting period. This estimate requires determining the most appropriate inputs to the valuation model including the expected life, share price volatility, and dividend yield, and making assumptions about them. The assumptions and inputs used for estimating fair value of the warrant derivative are disclosed in Note 13.

Valuation of stock-based compensation, retention securities and warrants

Management measures the costs for stock-based compensation, retention securities and warrants using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected risk-free interest rate, future employee turnover rates, and expected term. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of stock-based compensation and warrants.

Functional currency

Management considers the determination of the functional currency of the Company a significant judgement. Management has used its judgement to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions and considered various factors including the currency of historical and future expenditures and the currency in which funds from financing activities are generated. A Company’s functional currency is only changed when there is a material change in the underlying transactions, events and conditions.

Going concern

The Company’s assessment of its ability to continue as a going concern requires judgments about whether there are events or conditions that may cast significant doubt about the Company’s ability to continue as a going concern. Management has determined that the use of the going concern basis of accounting is appropriate as disclosed in Note 2(b).

Deferred taxes

The determination of deferred income tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts, and therefore do not necessarily provide certainty as to their recorded values.

5.	Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses. The Company has one reportable operating segment being the research and development of pharmaceutical drugs. The Company’s intangible assets are registered in the U.S., and as at December 31, 2024, the Company had other current assets of approximately US$1,646,000, CA$2,368,000 (December 31, 2023 - US$4,850,000, CA$6,424,000), in the U.S. As of December 31, 2024, the Company also had other current assets of approximately AUS$153,000 CA$136,000 (December 31, 2023 - AUS$464,000, CA$418,000) held in Australia. All other assets are held in Canada.

6.	Capital disclosures

The Company defines its capital as share capital, warrants, retention securities and options. The Company’s objectives, when managing capital, are to safeguard cash as well as maintain financial liquidity and flexibility in order to preserve its ability to meet financial obligations and deploy capital to grow its businesses.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	12

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

6.	Capital disclosures cont’d

The Company’s financial strategy is designed to maintain a flexible capital structure consistent with the objectives stated above and to respond to business growth opportunities and changes in economic conditions. In order to maintain or adjust its capital structure, the Company may issue shares or issue debt (secured, unsecured, convertible and/or other types of available debt instruments).

On November 25, 2024, the Company filed a short form base shelf prospectus (the "Base Shelf") that qualifies for distribution of up to US$100,000,000 of Common Shares, debt securities, subscription receipts, warrants and units comprised of one or more of the other securities described. The Base Shelf renews our previous base shelf that had expired and may also be multijurisdictional upon further approval by U.S. securities regulators. Under our Base Shelf, we may sell securities to or through underwriters, dealers, placement agents, or other intermediaries, and also may sell securities directly to purchasers or through agents, subject to obtaining any applicable exemption from registration requirements. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be subject to change, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying prospectus supplement.

Renewing our Base Shelf provides us with additional flexibility when managing our cash resources as, under certain circumstances, it shortens the time period required to close a financing and is expected to increase the number of potential investors that may be prepared to invest in our company. Our renewed Base Shelf will be effective until December 25, 2026.

On December 19, 2024, the Company filed a prospectus supplement that, together with the short form base shelf prospectus of the Company dated November 25, 2024, qualifies the distribution of Common Share of NervGen, under an at-the-market equity program (the “ATM Program”) that allows the Company to issue and sell Common Shares to the public from time to time through an agent (the “Agent”), at the Company’s discretion and subject to regulatory requirements. All Common Shares issued under the ATM Program will be sold in transactions that are deemed to be “at-the-market” distributions as defined in National Instrument 44-102 – Shelf Distributions. All Common Shares sold under the ATM Program will be sold through the TSX Venture Exchange or any other recognized marketplace upon which the Common Shares are listed, quoted or otherwise traded in Canada, at the prevailing market price at the time of sale. As Common Shares distributed under the ATM Program will be issued and sold at the prevailing market prices at the time of their sale, prices may vary among purchasers and during the period of distribution.

The ATM Program provides the Company with enhanced flexibility should future additional financing be required, and it may be activated if and as deemed appropriate. The volume and timing of distributions under the ATM Program, if any, will be determined in the Company’s sole discretion and in accordance with the terms and conditions of an equity distribution agreement (the “Distribution Agreement”), dated December 19, 2024, between the Company and the Agent. The Company is not obligated to make any sales of Common Shares under the ATM Program and is limited to sell up to CA$30 million in Common Shares. The Company incurred $410,255 in professional fees related to the ATM Program which is recorded in Deferred Share Issuance Costs within the Consolidated Statements of Financial Position. The costs will be recognized as a decrease in equity upon the issuance and sale of shares under the ATM Program.

The Company currently intends to use the net proceeds from the ATM Program, to the extent raised, principally for general corporate purposes (including funding ongoing operations and/or working capital requirements), to repay indebtedness outstanding from time to time, to fund research and development, intellectual property development, preclinical and clinical expenses and potential future acquisitions or other corporate purposes. Refer to Note 20 Subsequent Events for further details.

There were no changes to the Company’s capital management policy during the year. The Company is not subject to any externally imposed capital requirements.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	13

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	Financial risk management

(a)	Fair value

The Company’s financial instruments recognized on the consolidated statements of financial position consist of cash and cash equivalents, accounts receivable, net investment in lease, warrant derivative, accounts payable and accrued liabilities. The fair value of these instruments approximate their carrying values due to their short-term maturity.

(b)	Classification of financial instruments

The Company’s financial instruments, recorded at fair value, require disclosure about how the fair value was determined based on significant levels of inputs described in the following hierarchy:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and value to provide pricing information on an ongoing basis.

Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

Level 3 - Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

Cash and cash equivalents are measured at fair value using Level 1 and net investment in lease is measured at amortized costs. The recorded amounts for accounts receivable, deposits, accounts payable and accrued liabilities, approximate their fair value due to their short-term nature. In July 2022, the Company issued Common Share purchase warrants with an exercise price denominated in a currency that differs from our functional currency, which were treated as a derivative measured at fair value with subsequent changes in fair value accounted for through the consolidated statements of loss and comprehensive loss. The fair value of the warrant derivative recognized on the consolidated statements of financial position is based on level 2 inputs (significant observable inputs) as these warrants have not been listed on an exchange and therefore do not trade on an active market. The fair value of our non-cash warrant derivative was $11,862,687 and $11,726,728 at December 31, 2024 and December 31, 2023, respectively. The Company uses the Black-Scholes valuation model to estimate fair value. The expected volatility is based on the Common Share historical volatility, the risk-free interest rate is based on Bank of Canada benchmark treasury yield rates and the expected life represents the estimated length of time the warrants are expected to remain outstanding.

The Company has exposure to the following risks from its use of financial instruments: credit, interest rate, currency and liquidity risk. The Company reviews its risk management framework on a quarterly basis and makes adjustments as necessary.

(c)	Credit risk

Credit risk is the risk of potential loss if a counterparty to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets, including cash and cash equivalents, receivables, deposits, and balances receivable from the government. We limit the exposure to credit risk in our cash and cash equivalents by only holding our cash and cash equivalents with high-credit quality financial institutions in business and/or savings accounts.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	14

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	Financial risk management cont’d

(d)	Liquidity risk

Liquidity risk is the risk that we will not have the resources to meet our obligations as they fall due. We manage this risk by closely monitoring cash forecasts and managing resources to ensure that we will have sufficient liquidity to meet our obligations. All of our financial liabilities other than the portion of our lease liability that is due beyond one year are classified as current and the majority, other than the non-cash warrant derivative, are anticipated to mature within the next ninety days. We are exposed to liquidity risk other than for the warrant derivative which is non-cash.

(e)	Market Risk

a.	Currency risk

The Company has identified our functional currency as the Canadian dollar. Transactions are transacted predominantly in Canadian dollars, U.S. dollars and in Australian dollars. Fluctuations in the U.S. or Australian dollar exchange rate could have a significant impact on the Company’s results. Assuming all other variables remain constant, a 10% depreciation or appreciation of the Canadian dollar against the U.S. dollar would result in an increase or decrease in loss and comprehensive loss for the year ended December 31, 2024, of $53,000 (December 31, 2023 - $521,000). A 10% depreciation or appreciation of the Canadian dollar against the Australian dollar would result in an increase or decrease in loss and comprehensive loss for the year ended December 31, 2024, of $112,000 (December 31, 2023 - $86,000).

To the extent possible, we mitigate overall currency risk through of the use of U.S. dollar denominated cash balances to pay forecasted U.S. denominated expenses. We are exposed to net currency risk from employee costs as well as the purchase of goods and services in the United States and Australia.

Balances in U.S. dollars are as follows:

	December 31, 2024	December 31, 2023
	$US	$US
Cash	1,088,930	4,715,776
Receivables	263,447	-
Vendor deposits	357,880	264,827
Accounts payable and accrued liabilities	(2,075,685)	(1,049,575)
	(365,428)	3,931,028

Balances in Australian dollars are as follows:

	December 31, 2024	December 31, 2023
	$AUD	$AUD
Cash	152,806	474,543
Accounts payable and accrued liabilities	(1,409,432)	(1,425,997)
	(1,256,626)	(951,454)

b.	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The warrant derivative that is discussed further in Note 14 is recorded at fair value using a Black-Scholes pricing model with changes in fair value recorded in the Consolidated Statements of Loss and Comprehensive Loss. An input to the model is the risk-free rate which is reflective of Canadian bond yields. Therefore, the company is exposed to interest rate risk though the non-cash impact it has on the Consolidated Statements of Loss and Comprehensive Loss.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	15

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7.	Financial risk management cont’d

c.	Other price risk

Other price risks include the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than interest rate or currency risk). The warrant derivative that is discussed further in Note 14 is recorded at fair value using a Black-Scholes pricing model with changes in fair value recorded in the Consolidated Statements of Loss and Comprehensive Loss. An input to the model is the market price of the Company’s shares as of the valuation date. Therefore, the company is exposed to other price risk though the non-cash impact it has on the Consolidated Statements of Loss and Comprehensive Loss.

8.	Receivables

	December 31, 2024	December 31, 2023
	$	$
Value added and other taxes receivable	144,656	330
Grants receivable	270,645	249,879
	415,301	250,209

9.	Prepaids, deposits, and other current assets

	December 31, 2024	December 31, 2023
	$	$
Prepaid insurance	105,284	64,893
Prepaid membership fees	79,108	41,771
Prepaid listing fees	3,867	36,977
Prepaid software	28,706	74,088
Vendor deposits	499,986	371,674
Other	105,664	16,330
	822,615	605,733

10.	Property, equipment and lease liability

The carrying amounts of the Company’s equipment and movements during the years ended December 31, 2024 and December 31, 2023, were as follows:

Equipment
$
Balance December 31, 2022	12,364
Depreciation	(8,611)
Acquisitions	5,623
Disposals	(2,549)
Balance December 31, 2023	12,364
Depreciation	(5,513)
Acquisitions	-
Disposals	(6,851)
Balance, December 31, 2024	-

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	16

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

10.	Property, equipment and lease liability cont’d

The carrying amounts of the Company’s right-of-use assets, net investment in lease, and lease liabilities and movements during the years ended December 31, 2024 and December 31, 2023, were as follows:

	Right-of-Use Asset	Net Investment in Lease	Lease Liability
	$	$	$
Balance December 31, 2022	227,379	-	283,455
Amortization	(89,961)	-	-
Lease payments	-	-	(100,926)
Lease interest	-	-	14,661
Balance December 31, 2023	187,418	-	197,190
Amortization	(22,490)	-	-
Sublease	(164,928)	158,109	-
Lease payments	-	(58,874)	(100,926)
Lease interest	-	6,368	9,340
Balance, December 31, 2024	-	105,603	105,604
Current portion	-	97,234	97,235
Non-current portion	-	8,369	8,369

The Company entered into a sub-sublease pursuant to which we have agreed to sub-sublease our head office for a term of one (1) year, nine (9) months less two (2) days, commencing on June 1, 2024, and expiring on February 26, 2026 (the remaining term of our sublease). The sub-subtenant will pay base rent plus property taxes and operating expenses, equal to the amount owed by the Company under the sublease. When the right-of-use asset was leased to a third party, the Company assessed the classification of the sublease as to whether it is a finance or operating lease. The sublease was classified as a finance lease and the carrying value of the right-of-use asset was derecognized, a lease receivable was recognized, and the difference was recorded in profit of loss. During the year ended December 31, 2024, the Company derecognized the right-of-use-asset of $164,928 and recognized a net investment in sublease of $158,109, the difference was recorded in the consolidated statements of loss and comprehensive loss.

During the year ended December 31, 2024, the Company recorded $56,609 in rent expense (2023 - $86,062) related to variable lease payments and $52,483 in real estate fees, commissions and administrative charges (2023 $nil) pertaining to the sub-sublease.

As at December 31, 2024, the maturity of the Company’s lease liability was as follows:

Within 1 year	97,235
1 to 2 years	8,369
Total lease liability	105,604

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	17

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

11.	Intangible asset

In June 2018, the Company entered into an exclusive worldwide licensing agreement to research, develop and commercialize a patented technology, with Case Western Reserve University (“CWRU”) in Cleveland, Ohio with potential to bring new therapies for spinal cord injury and other conditions associated with nerve damage.

The license costs are being amortized on a straight-line basis over the remaining life of the licensed patent which was 15 years at the time of licensing.

Continuity of the intangible asset is as follows:

Intangible asset – Case Western Reserve license	Total $
Balance, December 31, 2023	520,753
Amortization expense	(55,795)
Balance, December 31, 2024	464,958

Under the exclusive worldwide licensing agreement with CWRU to research, develop and commercialize patented technologies, the Company has commitments to pay various annual license fees, patent costs, milestone payments and royalties on revenues, contingent on the achievement of certain development and regulatory milestones. The future royalties which may be due upon the regulatory approval of products derived from licensed technologies cannot be reasonably estimated. Annual minimum royalty payments are expensed whereas milestone payments related to the cost of the intangible asset are capitalized, as incurred.

Under the terms of the agreement, the Company is obligated to pay the following:

•	An annual minimum royalty of US$10,000 per year, subsequently increased to US$25,000 per year following first dosing in a Phase 1 Clinical Trial, further subsequently increased to US$50,000 per year, following First Dosing in a Phase 2 Clinical Trial, adjusted by the cumulative % change in the CPI-W.

•	Project milestones payable based on the achievement of future clinical development milestones, estimated to total US$1,885,000, of which $135,000 has been achieved and paid related to milestones achieved, resulting in $1,750,000 remaining milestone payments as of December 31, 2024.

12.	Accounts payable and accrued liabilities

	December 31, 2024	December 31, 2023
	$	$
Employee related costs	1,162,548	710,392
Legal and professional fees	694,288	228,212
Research and development	3,051,051	2,322,608
Other	33,439	-
	4,941,326	3,321,208

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	18

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

13.	Key management personnel

Key management personnel, consisting of the Company’s Board of Directors and corporate officers, received the following compensation for the following periods:

	December 31, 2024	December 31, 2023
	$	$
Stock-based compensation	4,209,044	5,119,533
Salaries and bonuses	2,386,759	1,966,051
Consulting fees	-	93,853
	6,595,803	7,179,437

As at December 31, 2024, the Company had amounts owing or accrued to key management personnel of $648,536 (December 31, 2023 - $438,584) pertaining to expense reimbursements, accrued bonuses, and accrued vacation.

14.	Warrant derivative

On July 13, 2022, pursuant to a non-brokered private placement, 10,150,000 units were sold at a purchase price of US$1.50 per unit for gross proceeds of US$15,225,000 (CA$19,783,500). Each unit included one Common Share and one-half of One Common share purchase warrant. Each whole warrant is exercisable into one Common Share at a price of US$1.75 per Common Share until July 13, 2027. There is no cash flow impact as a result of the accounting treatment for changes in the fair value of the warrant derivative or when warrants expire unexercised.

A reconciliation of the change in fair value of the warrant derivative is as follows:

Fair Value of Warrant Derivative
$
Balance, December 31, 2023	11,726,728
Change in fair value of warrant derivative	135,959
Balance, December 31, 2024	11,862,687

The estimated fair value of the warrant derivative was determined using the Black-Scholes valuation model using the following assumptions:

	December 31, 2024	December 31, 2023
Risk-free interest rate	2.92%	3.17%
Expected warrant life in years	2.53 years	3.53 years
Expected stock price volatility	130.89%	147.69%
Dividend yield	-	-
Warrants outstanding	5,075,000	5,075,000

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	19

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

15.	Share capital

Authorized

Unlimited Common Shares.

Equity Issuances

Fiscal 2024

During the year ended December 31, 2024, 887,000 options were exercised for cash proceeds of $1,275,340 and 47,500 warrants were exercised for cash proceeds of $139,250. In addition to the cash proceeds received, the original fair value related to these options and warrants of $1,009,835 and $18,750 respectively, were transferred from reserves to share capital.

On March 28, 2024, the Company closed a bought deal financing of 9,792,250 units at a price of $2.35 per unit, for aggregate gross proceeds of $23,011,788. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant is exercisable into one Common Share at a price of $3.00 per Common Share until March 28, 2027. The warrants were attributed a value of $1,468,838 using the residual value valuation methodology which was allocated to reserves. The Company also paid a cash commission of $1,090,152 to the underwriters and issued 170,127 broker warrants exercisable into one Common Share per broker warrant at a price of $2.35 per Common Share until March 28, 2026, with a fair value of $187,139 using the Black- Scholes option pricing model. The Company also incurred $540,190 in other share issue costs related to legal and listing fees.

Fiscal 2023

During the year ended December 31, 2023, 754,895 options were exercised for cash proceeds of $754,947 and 72,428 warrants were exercised for cash proceeds of $112,264. In addition to the cash proceeds received, the original fair value related to these options and warrants of $591,532 and $61,079 respectively, were transferred from reserves to share capital.

Calculation of loss per share

Loss per Common Share is calculated using the weighted average number of Common Shares outstanding.

For the years ended December 31, 2024 and 2023 the calculation was as follows:

	2024	2023
Common Shares issued and outstanding, beginning of period	59,606,399	58,779,076
Shares issued	10,726,750	827,323
Common Shares issued and outstanding, end of period	70,333,149	59,606,399
Weighted average shares outstanding - basic and diluted, end of period	67,321,698	59,290,047

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	20

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

16.	Stock options, retention securities and warrants

Stock Options:

Stock option transactions for the years ended December 31, 2024 and 2023 are set forth below:

	Number of shares issuable under options	Weighted average exercise price $
Balance outstanding at December 31, 2022	7,521,395	1.86
Granted	4,490,000	1.80
Exercised	(754,895)	1.00
Forfeited/Expired	(711,000)	1.68
Balance outstanding at December 31, 2023	10,545,500	1.91
Granted	2,268,200	2.47
Exercised	(887,000)	1.44
Forfeited/Expired	(149,000)	2.14
Balance outstanding at December 31, 2024	11,777,700	2.05

The following table summarizes information about stock options outstanding at December 31, 2024:

Exercise Price ($)	Number of Options Outstanding	Weighted average remaining contractual life (Years)	Weighted average exercise Price ($)	Number of Options Exercisable	Weighted average remaining contractual life (Years)	Weighted average exercise Price ($)
1.01-1.50	162,000	5.27	1.13	162,000	5.27	1.13
1.51-2.00	7,992,000	6.15	1.76	5,846,500	5.40	1.75
2.01-2.50	1,343,000	3.52	2.14	1,193,000	2.79	2.41
2.51-3.00	920,000	6.35	2.78	416,250	3.58	2.84
3.01-3.50	1,360,700	6.79	3.27	943,300	5.75	3.18
	11,777,700	5.93	2.05	8,561,050	4.99	2.04

Retention Securities:

The Company has granted 590,000 retention securities to its President and Chief Executive Officer in connection with his appointment on April 10, 2023. Each retention security is exercisable into one Common Share at a price of $1.78 per share for a period of 10 years and the retention securities vest equally every month over a three-year period. The weighted average remaining contractual life of the retention securities is 8.28 years and 327,778 securities were exercisable as at December 31, 2024.

The retention securities were granted outside of the Company’s stock option Plan, as an inducement grant to the President and Chief Executive Officer of the Company pursuant to Section 6.4 of TSX Venture Exchange Policy 4.4.

The fair value of options and retention securities granted is calculated on the grant date using the Black-Scholes option pricing model using the following assumptions:

	December 31, 2024	December 31, 2023
Risk-free interest rate	3.02—3.76%	2.79-4.87%
Expected term in years	5-10 years	2-10 years
Expected stock price volatility	152.12-164.96%	84.48-141.50%
Dividend yield	-	-

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	21

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

16.	Stock options, retention securities and warrants cont’d

Warrants:

Warrant transactions for the years ended December 31, 2024, and 2023 are set forth below:

	Number of shares issuable under warrants	Weighted average exercise price $
Balance outstanding at December 31, 2022	9,890,185	2.51
Granted	-	-
Exercised	(72,428)	1.55
Forfeited	(4,742,757)	2.64
Balance outstanding at December 31, 2023	5,075,000	2.32
Granted	5,066,250	2.98
Exercised	(47,500)	2.93
Balance outstanding at December 31, 2024	10,093,750	2.75

The following table summarizes information about warrants outstanding at December 31, 2024:

Exercise Price ($)	Number of Warrants Outstanding	Grant Date	Expiry Date
2.52 (US 1.75)	5,075,000	July 13, 2022	July 13, 2027
3.00	4,853,623	March 28,2024	March 28, 2027
2.35	165,127	March 28, 2024	March 28, 2026
2.75	10,093,750

17.	Commitments

In the normal course of business, the Company enters into contracts for the procurement of research and related services. These contracts are typically cancellable by the Company with notice.

In June 2023, the Company has been awarded a grant of up to US$3.18 million (CA$4.22million) to support the Company’s Phase 1b/2a clinical trial in individuals with SCI. In connection with the grant, the Company has agreed to pay a percentage of the Company’s net annual sales revenue of NVG-291 or any derivative approved in SCI through the provision of an unrestricted donation to the granting entity in the amount of up to the total funds received through the agreement. Any donation that may become due under the agreement is dependent on, among other factors, the successful development and sale of a new drug, the outcome and timing of which is uncertain. As at December 31, 2024, the Company had achieved three of the five milestones in the grant and received US$1.92 million (CA$2.61 million). The grant funding received, was recorded as a reduction of the related clinical and regulatory expenses included in research and development expenses.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	22

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

18.	Nature of expenses

	2024	2023
	$	$
Research and Development Expenses
Amortization of intangible asset	55,795	46,431
Preclinical development	2,085,692	1,941,526
Chemistry, manufacturing and controls	1,571,048	1,316,678
Licensing and patent legal fees	535,066	298,101
Clinical and regulatory	5,845,332	529,443
Salaries and benefits	3,702,721	2,689,226
Stock-based compensation	1,224,294	899,384
Other research and development	705,722	325,524
	15,725,670	8,046,313

	2024	2023
	$	$
General and Administration Expenses
Depreciation expense	28,003	98,572
Legal, professional and finance	831,755	838,357
Investor and public relations	1,238,152	1,337,636
Salaries and benefits	1,958,369	1,618,508
Stock-based compensation	4,571,276	5,145,340
Other general and administrative	578,770	691,984
	9,206,325	9,730,397

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	23

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

19.	Income taxes

a)	Provision for Income Tax

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2024	2023
	$	$
Loss for the year	(24,005,895)	(22,382,120)
Expected income tax (recovery)	(6,482,000)	(6,043,000)
Change in statutory tax, foreign tax, foreign exchange rates	(129,000)	(136,000)
Permanent differences	1,609,000	3,390,000
Share issue costs and financing fee	(440,000)	-
Change in statutory tax rate	25,000	(1,126,000)
Change in unrecognized deductible temporary differences	5,417,000	3,915,000
Total income tax expense (recovery)	-	-

Current income tax	$-	$-
Deferred tax recovery	$-	$-

b)	Deferred income tax

	2024	2023
	$	$
Equipment and license	624,000	461,000
R&D under Section 174	1,186,000	762,000
Right-of-use asset	-	2,000
Share issue costs and financing fee	572,000	440,000
Foreign exchange	(10,000)	(5,000)
Unpaid accrued bonus and vacation	-	48,000
Scientific research and experimental development expenditures	3,278,000	2,874,000
Non-capital losses available for future periods	15,962,000	11,613,000
	21,612,000	16,195,000
Unrecognized deferred tax asset	(21,612,000)	(16,195,000)
Net deferred tax assets	-	-

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	24

NERVGEN PHARMA CORP.

Notes to the consolidated financial statements

For the year ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

19.	Income taxes cont’d

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included in the consolidated statements of financial position are as follows:

	2024	Expiry	2023	Expiry
	$			$
Equipment and license	2,310,000	None	1,706,000	None
R&D under Section 174	5,649,000	None	3,627,000	None
Right-of-use asset	-	None	10,000	None
Share issue costs and financing fee	2,117,000	2045-2048	1,631,000	2044-2046
Unpaid accrued bonus and vacation	-	None	230,000	None
SRED pool	6,726,000	None	6,028,000	None
Federal SRED ITC	992,000	2039-2044	868,000	2039-2043
BC SRED ITC	470,000	2029-2034	379,000	2029-2033
Non-capital losses available for future periods	60,660,000	See below	43,806,000	See below
Canada	52,567,000	2036-2044	39,438,000	2036-2043
USA	7,431,000	None	3,890,000	None
Australia	662,000	None	478,000	None

20.	Subsequent events

Subsequent to December 31, 2024, the Company issued and sold 614,500 Common Shares of the Company under the ATM Program at a weighted average price of $2.91 per unit, for aggregate gross proceeds of $1,789,258. The Company also paid cash placement fees of $35,785 to the agents. As of the issuance date of these financial statements, there is approximately $28.2 million remaining under the ATM Program. The ATM Program provides the Company with enhanced flexibility should future additional financing be required, and it may be activated if and as deemed appropriate. The volume and timing of distributions under the ATM Program, if any, will be determined in the Company’s sole discretion and in accordance with the terms and conditions of an equity distribution agreement (the “Distribution Agreement”), dated December 19, 2024, between the Company and the Agent. The Company is not obligated to make any sales of Common Shares under the ATM Program and is limited to sell up to CA$30 million in Common Shares. The Company incurred $410,255 in professional fees related to the ATM Program and renewing the base shelf prospectus which is recorded in Deferred Share Issuance Costs within the Consolidated Statements of Financial Position. The costs will be recognized as a decrease in equity upon the issuance and sale of shares under the ATM Program starting in January 2025.

NERVGEN PHARMA CORP. 2024 ANNUAL FINANCIAL STATEMENTS	25